Exhibit 10.34
EXECUTION COPY
SECOND MEZZANINE CLOSING GUARANTY OF COMPLETION
     THIS SECOND MEZZANINE CLOSING GUARANTY OF COMPLETION (this “Guaranty”) is executed as of November 6, 2007, by MORGANS GROUP LLC, a Delaware limited liability company, having an address at 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Morgans Guarantor”), and by DLJ MB IV HRH, LLC, a Delaware limited liability company, having an address c/o DLJ Merchant Banking Partners, 11 Madison Avenue, New York, New York 10010, Attention: Ryan Sprott (“DLJ Guarantor”; and collectively with Morgans Guarantor, each individually, a “Guarantor”, and collectively, “Guarantors”), jointly and severally, for the benefit of COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”).
RECITALS:
     A. Pursuant to that certain Replacement Reduced Acquisition Loan Promissory Note and Replacement Construction Loan Promissory Note, each dated of even date herewith and executed by HRHH Hotel/Casino, LLC, HRHH Cafe, LLC, HRHH Development, LLC, HRHH IP, LLC, and HRHH Gaming, LLC (collectively, the “Mortgage Borrowers”), and payable to the order of Column Financial, Inc., in its capacity as mortgage lender (together with its successors and assigns, the “Mortgage Lender”), in the original principal amount of One Billion Thirty Million and No/100 Dollars ($1,030,000,000) (as the same may be further amended, restated, replaced, supplemented, or otherwise modified from time to time, collectively, the “Mortgage Notes”), Mortgage Borrowers have become indebted, and may from time to time be further indebted, to Mortgage Lender with respect to a loan (the “Mortgage Loan”) made pursuant to that certain Amended and Restated Loan Agreement, dated as of the date hereof, among Mortgage Borrowers and Mortgage Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is secured by, among other things, (i) that certain Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of February 2, 2007 (as amended by that certain Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Other Loan Documents dated as of the date hereof, and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage”), made by Mortgage Borrowers for the benefit of Mortgage Lender, encumbering, among other properties, certain real property and the improvements thereon located in Las Vegas, Nevada and more particularly described on Exhibit A-1 (the “Hotel/Casino Property”) and Exhibit A-2 (the “Adjacent Property”; and the Hotel/Casino Property and the Adjacent Property, individually, a “Property”, and collectively, the “Properties”); (ii) that certain Closing Guaranty of Completion dated as of February 2, 2007 (as amended by that certain Modification and Ratification of Guaranties dated as of the date hereof, and as the same may be further amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Mortgage Closing Completion Guaranty”), made by Guarantors in favor of Mortgage Lender; and (iii) further evidenced, secured or governed by other instruments and documents executed in connection with the Mortgage Loan (together with the Mortgage Notes, the Mortgage Loan Agreement, the Mortgage and the Mortgage Closing Completion Guaranty, collectively, the “Mortgage Loan Documents”).
     B. Pursuant to that certain First Mezzanine Promissory Note, dated of even date herewith, executed by HRHH Gaming Senior Mezz, LLC and HRHH JV Senior Mezz, LLC (collectively, the “First Mezzanine Borrowers”), and payable to the order of Column Financial, Inc., in its capacity as first mezzanine lender (together with its successors and assigns, the “First Mezzanine Lender”), in the original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “First Mezzanine Note”), First Mezzanine Borrowers have become indebted to First Mezzanine Lender with respect to a loan (the “First Mezzanine Loan”) made pursuant to that certain First Mezzanine Loan Agreement, dated as of the date hereof, among First Mezzanine Borrowers and First Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “First Mezzanine Loan Agreement”), which First Mezzanine Loan is secured by, among other things, (i) that certain First Mezzanine Pledge and Security Agreement, dated as of the date hereof, made by First Mezzanine Borrowers, as pledgors, in favor of First Mezzanine Lender, as pledgee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “First Mezzanine Pledge Agreement”); (ii) that certain First Mezzanine Closing Guaranty of Completion, dated as of the date hereof, made by Guarantors in favor of First Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “First Mezzanine Closing Completion Guaranty”); and (iii) further evidenced, secured or governed by other instruments and documents executed in connection with the First Mezzanine Loan (together with the First Mezzanine Note, the First Mezzanine Loan Agreement, the First Mezzanine Pledge Agreement and the First Mezzanine Closing Completion Guaranty, collectively, the “First Mezzanine Loan Documents”).
     C. Pursuant to that certain Second Mezzanine Promissory Note, dated of even date herewith, executed by HRHH Gaming Junior Mezz, LLC, a Delaware limited liability company and HRHH JV Junior Mezz, LLC, a Delaware limited liability company (collectively, the “Borrowers”), and payable to the order of Lender in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Note”), Borrowers have become indebted to Lender with respect to a loan (the “Loan”) made pursuant to that certain Second Mezzanine Loan Agreement, dated as of the date hereof, among Borrowers and Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), which Loan is secured by, among other things, (i) that certain Second Mezzanine Pledge and Security Agreement, dated as of the date hereof, made by Borrowers, as pledgors, in favor of Lender, as pledgee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Pledge Agreement”); and (ii) further evidenced, secured or governed by other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement, and the Pledge Agreement , collectively, the “Loan Documents”).
     D. Pursuant to that certain Third Mezzanine Promissory Note, dated of even date herewith, executed by HRHH Gaming Junior Mezz Two, LLC and HRHH JV Junior Mezz Two, LLC (collectively, the “Third Mezzanine Borrowers”), and payable to the order of Column

Financial, Inc., in its capacity as third mezzanine lender (together with its successors and assigns, the “Third Mezzanine Lender”), in the original principal amount of Sixty Five Million and No/100 Dollars ($65,000,000), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Third Mezzanine Note”), Third Mezzanine Borrowers have become indebted to Third Mezzanine Lender with respect to a loan (the “Third Mezzanine Loan”) made pursuant to that certain Third Mezzanine Loan Agreement, dated as of the date hereof, among Third Mezzanine Borrowers and Third Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Third Mezzanine Loan Agreement”), which Third Mezzanine Loan is secured by, among other things, (i) that certain Third Mezzanine Pledge and Security Agreement, dated as of the date hereof, made by Third Mezzanine Borrowers, as pledgors, in favor of Third Mezzanine Lender, as pledgee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Third Mezzanine Pledge Agreement”); (ii) that certain Third Mezzanine Closing Guaranty of Completion, dated as of the date hereof, made by Guarantors in favor of Third Mezzanine Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Third Mezzanine Closing Completion Guaranty”, and together with the Mortgage Closing Completion Guaranty and the First Mezzanine Closing Completion Guaranty, collectively, the “Other Guarantees”); and (iii) further evidenced, secured or governed by other instruments and documents executed in connection with the Third Mezzanine Loan (together with the Third Mezzanine Note, the Third Mezzanine Loan Agreement, the Third Mezzanine Pledge Agreement and the Third Mezzanine Closing Completion Guaranty, collectively, the “Third Mezzanine Loan Documents”).
     E. Lender is not willing to make the Loan, or otherwise extend credit, to Borrowers unless each Guarantor unconditionally guarantees payment and performance to Lender of the Guaranteed Obligations (as herein defined).
     F. Each Guarantor is the owner of a direct or indirect interest in each Borrower, and each Guarantor will directly benefit from Lender’s making the Loan to Borrowers.
     G. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
     NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrowers, and to extend such additional credit as Lender may from time to time extend under the Loan Documents, and for $10.00 other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE I
NATURE AND SCOPE OF GUARANTY
     1.1 Guaranteed Obligations.
          (a) Each Guarantor hereby jointly and severally, irrevocably, absolutely and unconditionally guarantees to Lender the full, complete and punctual payment, performance and satisfaction of all of the obligations, duties, covenants and agreements of Mortgage

Borrowers under the Mortgage Loan Agreement relating to each project contemplated by the Initial Renovations, as shown on Schedule XIII to the Mortgage Loan Agreement, as the same may be modified with the reasonable consent of Mortgage Lender, if and when Mortgage Borrowers shall begin physical construction thereof (each such project, as and when Borrowers have elected to commence, and have commenced, physical construction thereof, an “Initial Renovations Project”), substantially in compliance with the applicable plans and specifications, the applicable portions of the Initial Renovations Loan Budget (as such term is defined in the Mortgage Loan Agreement), the applicable construction progress schedule and all applicable Legal Requirements, including, without limitation:
          (i) to diligently commence, perform and complete (or cause to be commenced, performed and completed) the construction of each Initial Renovations Project in accordance with the terms of the Mortgage Loan Agreement and the Loan Agreement;
          (ii) to pay all costs associated with each Initial Renovations Project, including, without limitation, all hard costs, soft costs and other obligations, liabilities, costs and expenses incurred in connection with the completion of each Initial Renovations Project, as the same may become due and payable;
          (iii) to keep the Properties free and clear of all Liens or claims of Liens arising or incurred in connection with the completion of each Initial Renovations Project, other than Permitted Encumbrances and any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage, and if any Liens should be filed, or should attach, with respect to any Property by reason of the carrying out of each Initial Renovations Project, within fifteen (15) Business Days after obtaining notice thereof (but in any event prior to the date on which such Property or any part thereof or interest therein may be in imminent danger of being sold, forfeited, foreclosed, terminated, cancelled or lost), other than any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage, to either (A) cause the removal of such Liens or (B) post security against the consequences of their possible foreclosure and procure an endorsement to the Title Insurance Policy (as such term is defined in the Mortgage Loan Agreement) insuring Mortgage Lender against the consequences of the foreclosure or enforcement of such Liens;
          (iv) to pay the premiums for all policies of insurance required to be furnished by Borrowers pursuant to the Loan Agreement, or Mortgage Borrowers pursuant to the Mortgage Loan Agreement, during the performance of each Initial Renovations Project if such premiums are not paid by Borrowers or Mortgage Borrowers;
          (v) if Lender (subject to the prior rights of Mortgage Lender under the Mortgage Loan Documents) exercises its rights to complete any Initial Renovations Project pursuant to this Guaranty or any of the other Loan Documents, to pay or reimburse Lender for any and all costs and expenses incurred by Lender in completing such Initial Renovations Project;

          (vi) to pay all claims relating to the foregoing before they become delinquent;
          (vii) to correct or cause to be corrected any material defect in any Initial Renovations Project, as reasonably determined by the applicable architect and the Construction Consultant (as such term is defined in the Mortgage Loan Agreement), or, if the applicable architect and the Construction Consultant cannot reasonably agree, then as determined pursuant to the most expedited form of arbitration available for such disagreement under the rules of the American Arbitration Association, such arbitration to be held in New York, New York; and
          (viii) to pay any and all costs, expenses, liabilities, claims and amounts required to be paid by Guarantors pursuant to Section 1.7 or any other provision hereof (the “Enforcement Costs”).
          (b) Each Guarantor hereby jointly and severally, irrevocably, absolutely and unconditionally guarantees to Lender the full, complete and punctual payment, performance and satisfaction of all of the obligations, duties, covenants and agreements of Mortgage Borrowers under Section 3.18 of the Mortgage Loan Agreement relating to restoration of the Properties in the event that any of (i) the Qualification Conditions have not been satisfied on or prior to the Construction Qualification Date, (ii) Mortgage Borrowers have delivered the Relinquishment Notice (as such term is defined in the Mortgage Loan Agreement) to Mortgage Lender, or (iii) Mortgage Borrowers have delivered a Stop Notice (as such term is defined in the Mortgage Loan Agreement) to Mortgage Lender, substantially in compliance with all applicable Legal Requirements and to the reasonable satisfaction of the Construction Consultant, including, without limitation:
          (i) to diligently commence, perform and complete (or cause to be commenced, performed and completed) the restoration of the Properties to the extent required under, and in accordance with the terms of, the Mortgage Loan Agreement;
          (ii) to pay all costs associated with such restoration, including, without limitation, all hard costs, soft costs and other obligations, liabilities, costs and expenses incurred in connection with the completion of such restoration, as the same may become due and payable;
          (iii) to keep the Properties free and clear of all Liens or claims of Liens arising or incurred in connection with such restoration, other than Permitted Encumbrances and any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage, and if any Liens should be filed, or should attach, with respect to any Property by reason of the carrying out of such restoration, within fifteen (15) Business Days after obtaining notice thereof (but in any event prior to the date on which such Property or any part thereof or interest therein may be in imminent danger of being sold, forfeited, foreclosed, terminated, cancelled or lost), other than any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage, to either (A) cause the removal of such Liens or (B) post security against the consequences of their possible foreclosure and procure an endorsement to the Title Insurance Policy insuring Mortgage Lender against the consequences of the foreclosure or enforcement of such Liens;
          (iv) to pay the premiums for all policies of insurance required to be furnished by Borrowers pursuant to the Loan Agreement, or Mortgage Borrowers pursuant to the Mortgage Loan Agreement, during the performance of the restorations if such premiums are not paid by Borrowers or Mortgage Borrowers;
          (v) if Lender (subject to the prior rights of Mortgage Lender under the Mortgage Loan Documents) exercises its rights to complete any of the restoration pursuant this Guaranty or any of the other Loan Documents, to pay or reimburse Lender for any and all costs and expenses incurred by Lender in completing the restoration; and
          (vi) to pay all claims relating to the foregoing before they become delinquent.
The obligations and liabilities set forth in the foregoing Sections 1.1(a) and 1.1(b) are collectively referred to herein as the “Guaranteed Obligations”; provided, however, that in no event shall the aggregate obligations and liabilities of Guarantors under this Guaranty and the Other Guarantees exceed the Guaranteed Obligations; and the completion obligations with respect to completion of any Initial Renovations Project or restoration from any Pre-Construction Work shall be referred herein as the “Guaranteed Work”. Each Guarantor hereby acknowledges having received, reviewed and approved a true and complete copy of the Loan Agreement and the Mortgage Loan Agreement. Each Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor and not merely as a surety.
     1.2 Payment and Performance by Guarantors.
          (a) If Mortgage Borrowers shall fail to diligently proceed with any Guaranteed Work, and the completion thereof in accordance with the provisions of the Mortgage Loan Agreement, subject to Excusable Delay, or if Mortgage Borrowers shall otherwise fail to perform their obligations under the Mortgage Loan Agreement relating to any Guaranteed Work, or if any of the other Guaranteed Obligations shall not be paid and performed when due, then Guarantors, within ten (10) days after a written demand for payment or performance has been given to Guarantors by Lender in accordance with the notice provisions hereof, shall pay or perform the same, it being expressly acknowledged and agreed by Guarantors that Mortgage Lender shall have no obligation to, and shall not, continue to disburse any portion of the Construction Loan (as such term is defined in the Mortgage Loan Agreement) or the Initial Renovations Reserve Fund. Guarantors’ obligations hereunder shall continue in full force and effect, notwithstanding any default by any Loan Party under any other covenants, terms or conditions set forth in the Loan Documents and/or the Mortgage Loan Documents, as applicable, commencement and/or completion of foreclosure proceedings or acquisition by Lender or Mortgage Lender of all or any portion of any Property or the Collateral, as applicable, through foreclosure or deed in lieu of foreclosure and, in that regard, all of the covenants, terms or conditions set forth in the Loan Documents and/or the Mortgage Loan Documents, as applicable, relating in any way to the Guaranteed Obligations shall survive any such foreclosure or deed in lieu of foreclosure and remain binding obligations of Borrowers and/or Mortgage Borrowers, as applicable, guaranteed by each Guarantor hereunder until the complete payment and performance of all of the Guaranteed Obligations.
          (b) Intentionally Omitted.
          (c) If any Guarantor shall, within fifteen (15) days after written demand from Lender, fail to diligently undertake the performance of the Guaranteed Obligations, then Lender shall have the right, at its option, either before, during or after commencing foreclosure or sale proceedings against all or any portion of the Collateral, as the case may be, and before, during or after pursuing any other right or remedy against Borrowers or Guarantor, to perform any and all of the Guaranteed Work by or through any agent, contractor or subcontractor of its selection, and pursuant to contracts or subcontracts relating thereto, all as Lender in its sole discretion deems proper subject to the terms of the Mortgage Loan Documents. Furthermore, Lender shall have no obligation to protect or insure any collateral for the Loan, nor shall Lender have any obligation to perfect its security interest in any collateral for the Loan. During the course of any of the Guaranteed Work undertaken by Lender or any other party on behalf of Lender, Guarantors shall pay on demand any amounts due to contractors, subcontractors and material suppliers and for permits and licenses necessary or desirable in connection therewith. Guarantors’ obligations in connection with any of the Guaranteed Work undertaken by Lender or any other party on behalf of Lender shall not be affected by any errors or omissions of Mortgage Borrowers’ general contractor or architect, Lender’s consulting architect, or any subcontractor or agent or employee of any of the foregoing in the design, supervision and/or performance of the work, it being understood that such risk is assumed by Guarantors.
          (d) Satisfaction by Guarantors of any liability hereunder at any one time with respect to any default by any Loan Party shall not discharge Guarantors with respect to any other default by any Loan Party at any other time, it being the intent hereof that this Guaranty and the obligations of Guarantors hereunder shall be continuing and may be enforced by Lender to the end that the Guaranteed Work shall be timely completed, lien free, without loss, cost, expense, injury or liability of any kind to Lender, subject to the express terms hereof. To the extent permitted by applicable law, all of the remedies set forth herein and/or provided for in any of the Loan Documents or at law or equity shall be equally available to Lender, and the choice by Lender of one such alternative over another shall not be subject to question or challenge by Guarantor or any other Person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Lender to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Lender from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies provided herein in part because they recognize that the choice of remedies in the event of a default hereunder will necessarily be and should properly be a matter of good faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Lender at the lowest cost to Borrowers and/or Guarantors. It is the intention of the parties that such good faith choice by Lender be given conclusive effect regardless of such subsequent developments. No Guarantor shall have any right of recourse against Lender by reason of any action Lender may take or omit to take under the provisions of this Guaranty or under the provisions of any of the other Loan Documents, except to the extent of Lender’s gross negligence, willful misconduct or fraud.

     1.3 Nature of Guaranty. This Guaranty is an irrevocable, unconditional, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by any of Guarantors and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by any Guarantor and after (if such Guarantor is a natural person) such Guarantor’s death (in which event this Guaranty shall be binding upon such Guarantor’s estate and such Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of any of Guarantors to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note. This Guaranty shall terminate upon the earlier to occur of (i) payment in full of the Debt, or (ii) complete payment and performance of all of the Guaranteed Work, or (iii) Final Completion (as such term is defined in the Mortgage Loan Agreement) of the Project; provided, however, that if, at the time any of the events set forth in the foregoing clauses (i), (ii) or (iii), as applicable, shall occur, Guarantors are then in the process of completing any of the Guaranteed Work, Guarantors shall (subject to the prior rights of Mortgage Lender under the Mortgage Loan Documents), at Lender’s reasonable expense, reasonably cooperate to transition such completion to Lender or its designee, including, without limitation, assigning to Lender or its designee any construction-related contracts not previously assigned to Lender, making Guarantors’ employees available to Lender or its designee for construction status briefings and to answer questions regarding construction of such Guaranteed Work, and turning over to Lender copies of Guarantors’ books, records and files relating to the construction and completion of such Guaranteed Work.
     1.4 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Loan Party (except the defense of the payment of the Guaranteed Obligations) or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.
     1.5 No Duty To Pursue Others. To the extent permitted by applicable law, it shall not be necessary for Lender (and each Guarantor hereby waives any rights which such Guarantor may have to require Lender), in order to enforce the obligations of Guarantors hereunder, first to (a) institute suit or exhaust its remedies against any Loan Party or others liable on the Loan or the Guaranteed Obligations or any other Person, (b) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (c) enforce Lender’s rights against any other guarantor(s) of the Guaranteed Obligations, (d) join any Loan Party or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, or (e) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.
     1.6 Waivers. Each Guarantor agrees to the provisions of the Loan Documents and, to the extent permitted by applicable law, hereby waives notice of (a) any loans or advances made by Lender to Borrowers, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Loan Agreement, the Pledge Agreement, or any other Loan Documents, (d) the execution and delivery by any Borrower and Lender of any other loan or credit agreement or of any Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Collateral, (e) the occurrence of any breach by any Loan Party or an Event of Default, (f) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by any Loan Party, and (i) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.
     1.7 Payment of Expenses. In the event that any Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantors shall, immediately upon written demand by Lender, pay Lender all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs, filing fees, recording costs, title insurance premiums, survey costs and expenses of foreclosure) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder. Notwithstanding the foregoing, in the event that (i) Lender employs counsel to enforce the provisions of this Guaranty and (ii) Lender has sold or transferred any interests in the Note, then Guarantors shall only be responsible for the attorneys’ fees and expenses of the counsel of only one Lender with respect to the Loan.
     1.8 Payment by Guarantors. If any amount due on the Guaranteed Obligations is not paid to Lender within ten (10) Business Days after written demand by Lender, the same shall bear interest at the Default Rate from the date of demand until the date such amount has been paid in full (which interest shall be included within the meaning of Guaranteed Obligations).
     1.9 Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to any Guarantor by Lender shall be without effect and this Guaranty and the Guaranteed Obligations shall remain in full force and effect. It is the intention of Borrowers and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance.
     1.10 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, as long as the Debt remains outstanding and to the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating any Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Loan Party or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by any Guarantor under or in connection with this Guaranty or otherwise until such time as the Guaranteed Obligations have been paid and performed in full.
     1.11 Borrower. The term “Borrower” or “Borrowers” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Borrower or any interest in any Borrower.
ARTICLE II
EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTORS’ OBLIGATIONS
     Each Guarantor hereby consents and agrees to each of the following and agrees that such Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and, to the extent permitted by applicable law, waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:
     2.1 Modifications; Sales.
          (a) Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Loan Agreement, the Pledge Agreement, the other Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents, or any other document, instrument, contract or understanding between Borrowers (or any of them) and Lender, or between Mortgage Borrowers (or any of them) and Mortgage Lender, or between First Mezzanine Borrowers (or any of them) and First Mezzanine Lender or any other parties, pertaining to the Guaranteed Obligations, or any sale, assignment or foreclosure of the Note, the Loan Agreement, the Pledge Agreement, any of the other Loan Documents, the Mortgage Loan Documents or the First Mezzanine Loan Documents, or any sale or transfer of all or any portion of any Property or the Collateral, or any failure of Lender, Mortgage Lender or First Mezzanine Lender to notify any Guarantor of any such action.
          (b) Any amendment, modification or Change Order (as such term is defined in the Mortgage Loan Agreement) to the Plans and Specifications and/or the Loan Budget made in accordance with the terms of the Mortgage Loan Agreement.
     2.2 Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Borrower, or by Mortgage Lender to any Mortgage Borrower, or by First Mezzanine Lender to any First Mezzanine Borrower, as applicable, or any Guarantor or any other party liable for payment of any or all of the Guaranteed Obligations.
     2.3 Condition of Borrowers or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Loan Party, any Guarantor or any other party at any time liable for the payment or performance of all or part of the Guaranteed Obligations; or any dissolution of any Loan Party or any Guarantor or any sale, lease or transfer of any or all of the assets of any Loan Party or any Guarantor or any changes in the direct or indirect shareholders, partners or members of any Loan Party or any Guarantor; or any reorganization of any Loan Party or any Guarantor.
     2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (a) the Guaranteed Obligations or any part thereof exceed the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Loan Agreement, the Pledge Agreement, the other Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) any Loan Party has valid defenses (other than the payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Loan Party, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Loan Agreement, the Pledge Agreement, any of the other Loan Documents, the Mortgage Loan Documents or the First Mezzanine Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that each Guarantor shall remain liable hereon regardless of whether any Loan Party or any other Person, including any other Guarantor, be found not liable on the Guaranteed Obligations or any part thereof for any reason.
     2.5 Release of Obligors. Any full or partial release of the liability of any Loan Party on the Guaranteed Obligations or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and such Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guaranteed Obligations, or that Lender will look to other parties to pay or perform the Guaranteed Obligations.
     2.6 Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
     2.7 Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

     2.8 Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender or any other party (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
     2.9 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.
     2.10 Representations. The accuracy or inaccuracy of the representations and warranties made by any Guarantor herein or by any Loan Party in any of the Loan Documents and/or the Mortgage Loan Documents and/or the First Mezzanine Loan Documents, as applicable.
     2.11 Offset. The Note, the Loan Agreement, the Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (except as may be expressly provided in the Loan Agreement and except that of payment of the Guaranteed Obligations) of any Borrower against Lender or any other Person, or against payment of the Guaranteed Obligations, or of any Mortgage Borrower against Mortgage Lender, or any other Person, or of any First Mezzanine Borrower against First Mezzanine Lender or any other Person, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.
     2.12 Merger. The reorganization, merger or consolidation of any Loan Party into or with any other Person.
     2.13 Preference. Any payment by any Borrower to Lender, or by any Mortgage Borrower to Mortgage Lender, or by any First Mezzanine Borrower to First Mezzanine Lender, as applicable, is held to constitute a preference under bankruptcy laws or for any reason Lender, Mortgage Lender or First Mezzanine Lender is required to refund such payment or pay such amount to any Borrower, any Mortgage Borrower or any First Mezzanine Borrower, or to any other Person, as applicable.
     2.14 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any

Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
     2.15 Satisfaction of Mortgage Loan and/or First Mezzanine Loan. Any satisfaction in full of the Mortgage Loan and/or the First Mezzanine Loan unless (i) the Loan is also satisfied in full, or (ii) the Guaranteed Obligations have been fully and finally paid and performed at the time of such satisfaction.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce Lender to enter into the Loan Documents and extend credit to Borrowers, each Guarantor represents and warrants to Lender as follows:
     3.1 Benefit. Such Guarantor is an affiliate of Borrowers, is the owner of a direct or indirect interest in each Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.
     3.2 Familiarity and Reliance. Such Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Loan Party and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or the Guaranteed Obligations; however, such Guarantor is not relying on such financial condition or collateral as an inducement to enter into this Guaranty.
     3.3 No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to such Guarantor in order to induce said Guarantor to execute this Guaranty.
     3.4 Legality. The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a material default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the material breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor. This Guaranty is a legal and binding obligation of such Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.
     3.5 Litigation. There is no action, suit, proceeding or investigation pending or, to such Guarantor’s knowledge, threatened in writing against such Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting such Guarantor or any of such Guarantor’s properties, businesses, assets or revenues, which would reasonably be expected to materially and adversely affect the performance of such Guarantor’s obligations and duties under this Guaranty or impair such Guarantor’s ability to fully fulfill and perform such Guarantor’s obligations under this Guaranty and the other Loan Documents to which such Guarantor is a party.
     3.6 Offset. The Loan Documents, the Mortgage Loan Documents and the First Mezzanine Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by such Guarantor, including the defense of usury, and such Guarantor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     3.7 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfer permitted pursuant to the Loan Documents, (a) none of the funds or other assets of such Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (each an “Embargoed Person”) with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in such Guarantor, with the result that the Loan is or would be in violation of law; and (c) none of the funds of such Guarantor shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law.
     3.8 Survival. All representations and warranties made by such Guarantor herein shall survive the execution hereof.
ARTICLE IV
COVENANTS
     4.1 Corporate Existence. Each Guarantor shall maintain and preserve such Guarantor’s corporate existence and qualification as a corporation or limited liability company (as applicable) pursuant to the laws of such Guarantor’s State of formation.
     4.2 Dissolution. Subject to Transfers permitted pursuant to the Loan Agreement, no Guarantor shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution).
     4.3 Litigation. Each Guarantor shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against such Guarantor of which such Guarantor has notice and which would reasonably be expected to materially adversely affect such Guarantor’s ability to perform its obligations hereunder.
     4.4 Notice of Default. Each Guarantor shall promptly advise Lender of any material adverse change in such Guarantor’s condition, financial or otherwise, of which such

Guarantor has knowledge and which would reasonably be expected to materially adversely affect such Guarantor’s ability to perform its obligations hereunder.
     4.5 Certification. Each Guarantor at any time and from time to time, within ten (10) Business Days following the request by Lender, shall execute and deliver to Lender a statement certifying that this Guaranty is unmodified and in full force and effect (or if modified, that the same is in full force and effect as modified and stating such modifications) or, if applicable, that this Guaranty is no longer in full force and effect.
ARTICLE V
SUBORDINATION OF CERTAIN INDEBTEDNESS
     5.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Loan Party to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Loan Party thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include, without limitation, all rights and claims of any Guarantor against any Loan Party (arising as a result of subrogation or otherwise) as a result of such Guarantor’s payment of all or a portion of the Guaranteed Obligations. After the occurrence and during the continuance of a monetary Default or any Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any Loan Party any amount upon the Guarantor Claims.
     5.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor as debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to any Guarantor and which, as between any Borrower and such Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full and performance of the Guaranteed Obligations, such Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.
     5.3 Payments Held in Trust. In the event that, notwithstanding anything to the contrary contained in this Guaranty, any Guarantor shall receive any funds, payments, claims or distributions which are prohibited by this Guaranty, such Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Lender, and such Guarantor covenants promptly to pay the same to Lender.
     5.4 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon any Loan Party’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon such Loan Party’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of any Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender as long as the Debt is outstanding, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any Loan Party, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of any Loan Party held by any Guarantor.
ARTICLE VI
MISCELLANEOUS
     6.1 Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Pursuant to Nevada Revised Statutes (“NRS”) Section 40.495(2), Each Guarantor hereby waives the provisions of NRS Section 40.430.
     6.2 Notices. All notices, consents, approvals and requests required or permitted hereunder (each, a “Notice”) shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) a reputable overnight courier for next Business Day delivery, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 6.2):

Guarantor:	DLJ MB IV HRH, LLC c/o DLJ Merchant Banking Partners 11 Madison Avenue New York, New York 10010 Attention: Ryan Sprott
Facsimile No.: (212) 743-1667

with a copy to:	Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 Attention: Michelle Kelban, Esq. Facsimile No.: (212) 751-4864

with a copy to:	Latham & Watkins LLP 633 West Fifth Street Suite 4000 Los Angeles, California 90071 Attention: Paul Fuhrman, Esq. Facsimile No.: (213) 891-8763

Guarantor:	Morgans Hotel Group Co. 475 Tenth Avenue New York, New York 10018 Attention: Marc Gordon, Chief Investment Officer Facsimile No.: (212) 277-4270

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street 29th Floor New York, New York 10019 Attention: Stephen Gellman, Esq. Facsimile No.: (212) 403-2000

Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Edmund Taylor Facsimile No.: (212) 352-8106

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10019 Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No.: (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner, LLP 875 Third Avenue New York, New York 10022 Attention: Jeffrey B. Steiner, Esq.
Facsimile No.: (212) 603-2001 Hard Rock / Rand Peppas

A Notice shall be deemed to have been given in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy Notice is forthcoming. provided, that within three (3) Business Days thereafter, a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b) or (c) of this Section 6.2.
     6.3 Governing Law; Submission to Jurisdiction. This Guaranty shall be governed, enforced and construed in accordance with the laws of the State of New York (without giving effect to New York’s principles of conflicts of law).
     6.4 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
     6.5 Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.
     6.6 Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives; provided, however, that no Guarantor may, without the prior written consent of Lender, assign any of its rights, powers, duties or obligations hereunder except as may otherwise be permitted under the Loan Agreement. The obligations, liabilities, representations, covenants and agreements of Guarantors hereunder are joint and several.
     6.7 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.
     6.8 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
     6.9 Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
     6.10 Rights and Remedies. If any Guarantor becomes liable for any indebtedness owing by any Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against such Guarantor. To the extent permitted by applicable law, the exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
     6.11 Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTORS AND LENDER WITH RESPECT TO GUARANTORS’ GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTORS AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN ANY GUARANTOR AND/OR ANY BORROWER AND LENDER AND/OR ANY MORTGAGE BORROWER AND MORTGAGE LENDER, AND/OR ANY FIRST MEZZANINE BORROWER AND FIRST MEZZANINE LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS BETWEEN ANY GUARANTOR AND LENDER.
     6.12 Waiver of Right To Trial By Jury. EACH GUARANTOR AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE LOAN AGREEMENT, THE PLEDGE AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH GUARANTOR AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 6.12 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH GUARANTOR AND LENDER.

     6.13 Cooperation. Each Guarantor acknowledges that Lender and its successors and assigns may (a) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (b) participate the Loan secured by this Guaranty to one or more investors, (c) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as “Secondary Market Transactions”). Each Guarantor shall, at no cost to such Guarantor other than for such Guarantor’s legal and accounting fees, reasonably cooperate with Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction. Each Guarantor shall, at no cost to such Guarantor other than for such Guarantor’s legal and accounting fees, provide such information and documents relating to such Guarantor, any Borrower, any Mortgage Borrower, any First Mezzanine Borrower, the Collateral, any Property and any tenants thereof or the Improvements, to the extent in such Guarantor’s possession or able to be obtained by such Guarantor from any Borrower or otherwise using reasonable efforts, as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, each Guarantor shall make available to Lender all information concerning its business and operations that Lender may reasonably request in connection with such Secondary Market Transaction. Lender shall be permitted to share all such information or information previously provided by any Guarantor with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction provided such parties are held to customary confidentiality standards. It is understood that the information provided by any Guarantor to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, any Guarantor in the form as provided by such Guarantor. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Notwithstanding anything to the contrary contained in this Guaranty, in the event of a Secondary Market Transaction, Guarantors shall be entitled to deal with and rely upon only one Servicer for all owners of interest in the Loan in connection with all matters relating to the Loan and shall not incur any costs greater than those that would be incurred if the lead lender were the only Lender (including enforcement costs). Any such transaction shall be at Lender’s sole cost and expense, including, without limitation, the cost of any reports, certifications or opinions required of Guarantors in connection with any such transaction. No such transaction shall result in a material increase in the obligations or potential liability of Guarantors under this Guaranty and the Loan Documents by reason of any requested additional covenant, representation, warranty, indemnity or certification or otherwise.
     6.14 Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by any Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

     6.15 USA Patriot Act Notice. Lender hereby notifies Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of each Guarantor and other information that will allow Lender to identify each Guarantor in accordance with the Patriot Act.
     6.16 Fully Recourse. (a) The Guaranteed Obligations are joint and several recourse obligations of Guarantors and not restricted by any limitation on personal liability.
     (b) Notwithstanding anything to the contrary in this Guaranty, in the Loan Agreement or in any other Loan Document, no present or future Constituent Member other than (i) a Guarantor, and (ii) with respect to the DLJ Guarantor, DLJ Merchant Banking Partners IV, L.P., MBP IV Plan Investors, L.P., DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., and DLJ Merchant Banking Partners IV (Pacific), L.P. (such limited partnerships, collectively, the “DLJMB Parties”) as provided in the DLJMB Commitment Letter, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Guarantor or of or in any Person that is or becomes a Constituent Member, other than Guarantors and such DLJMB Parties, shall have any personal liability, directly or indirectly, under or in connection with this Guaranty, or any amendment or amendments hereto made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
ARTICLE VII
FINANCIAL REPRESENTATION, WARRANTIES AND COVENANTS
     7.1 Agreement of Guarantors. Each Guarantor hereby makes the representations, warranties and covenants set forth on Exhibit B attached hereto and made a part hereof, which representations, warranties and covenants are intended to and shall form a part of this Guaranty for all purposes.
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     IN WITNESS WHEREOF, each Guarantor has executed and delivered this Second Mezzanine Closing Guaranty of Completion as of the date first set forth above.

MORGAN GUARANTOR: MORGANS GROUP LLC, a Delaware limited liability company
By:	/s/ RICHARD SZYMANSKI
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

DLJ GUARANTOR: DLJ MB IV HRH, LLC, a Delaware limited liability company
By:	/s/ KENNETH J. LOHSEN
	Name:	Kenneth J. Lohsen
	Title:	Authorized Signatory

STATE OF	)

	)	ss:
COUNTY OF	)

     On the ___ day of                     , in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF	)

	)	ss:
COUNTY OF	)

     On the ___ day of                     , in the year 2007, before me, the undersigned, a notary public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT A-1
LEGAL DESCRIPTION OF HOTEL/CASINO PROPERTY
Hotel Parcel:
That portion of Lot 1 of the merger and resubdivision of final map of the Hard Rock Hotel/Casino, as shown by Map thereof on file in Book 138 of Plats, Page 49 in the office of the County recorder of Clark County, Nevada, being described as follows:
A parcel of land being a portion of the Northeast quarter (NE1/4) of Section 21 and a portion of the Southwest quarter (SW1/4) of the Northwest quarter (NW1/4) of Section 22, township 21 South, range 61 East M.D.M. Clark County, Nevada, described as follows:
Commencing at the Southeast corner of the Northeast quarter (NE1/4) of said Section 21; thence along the East line thereof, North 00º05’49” East, 40.01 feet to the point of beginning and the Northerly right of way North 89º59’40” West, 449.99 feet to the Southwest corner of Lot 1 as shown in Book 138 if Plats, Page 49, in the Office of the County recorder, Clark County, Nevada; thence departing said right of way, along the boundary of said Lot 1 North 00º06’00” East, 473.48 feet; thence departing said Lot 1 North 45º35’41” East, 440.21 feet; thence North 04º54’29” East 98.89 feet; thence North 85º07’37” West, 31.65 feet; thence North 04º54’29” East, 137.63 feet; thence South 85º07’27” East, 31.65 feet; thence North 04º54’29” East, 178.05 feet to the North line of the Southeast quarter (SE1/4) of the Northeast quarter (NE1/4) of said Section 21; thence along said North Line South 89º04’19” East, 101.23 feet to the North sixteenth common to Section 21 and 22, also being a point on the North boundary of Lot 1 as shown in Book 138 of Plats, Page 49, in the Office of the County recorder, Clark County, Nevada; thence along the boundary of said Lot 1 the following twenty-one (21) courses:
1) South 88º56’51” East, 506.21 feet;
2) South 14º05’09” east, 49.76 feet;
3) South 07º35’35” East, 110.67 feet;
4) South 14º05’09” East, 137.26 feet;
5) South 89º14’55” East, 5.25 feet to the beginning of a curve, concave to the Southwest having a radius of 10.00 feet;
6) Southeasterly along said curve, through a central angle of 75º09’46”, an arc length of 13.12 feet;
7) South 14º05’09” East, 46.62 feet;
8) South 02º45’28” East, 61.06 feet;
9) South 14º04’51” East, 65.43 feet;
10) South 32º31’15” East, 37.95 feet;
11) South 14º05’09” East, 437.44 feet;
12) South 75º34’42” West, 195.01 feet;
13) South 14º05’18” East, 115.31 feet;
14) South 06º31’30” East, 110.02 feet;
15) North 88º57’40” West, 91.40 feet;
16) North 01º02’20” East 5.10 feet;

17) North 77º39’04” West, 60.69 feet;
18) North 88º57’40” West, 246.50 feet;
19) South 01º02’20” West, 7.00 feet to the beginning of a curve, concave to the Northwest, having a radius of 10.00 feet
20) Southwesterly along said curve, through a central angle of 90º00’00” , an arc length of 15.71 feet
21) North 88º57’40” West, 184.56 feet to the point of beginning.
     Also being described as parcel 2 of that certain record of survey recorded October 23, 2007 in File 169 as Page 0015.

EXHIBIT A-2
LEGAL DESCRIPTION OF ADJACENT PROPERTY
Development Parcel I:
That portion of Lot 1 of the merger and resubdivision of final Map of the Hard Rock Hotel/Casino, as shown by map thereof on file in Book 138 of Plats, Page 49 in the Office of the County recorder of Clark County, Nevada, being described as follows:
A parcel of land being a portion of the Northeast quarter (NE 1/4) of Section 21 Township 21 South, range 61 East M.D.M., Clark County, Nevada, described as follows:
Commencing at the Southeast corner of the Northeast quarter (NE1/4) of said Section 21; thence along the East line thereof, North 00º05’49” East, 40.01 feet to the Northerly right of way of Harmon Avenue; thence along the said Northerly right of way, North 89º59’40” West, 449.99 feet to the Southwest corner of Lot 1 as shown in Book 138 of Plats, Page 49, in the Office of the County recorder, Clark County, Nevada; thence departing said right of way, along the boundary of said Lot 1 North 00º06’00” East, 473.48 feet to the point of beginning; thence continuing along the boundary of said Lot 1 the following five (5) courses:
1) North 00º06’00” East, 726.73 feet
2) North 89º04’19” West, 444.02 feet to the beginning of a non-tangent curve, concave to the Northeast, having a radius of 650.00 feet, from which beginning the radius bears North 48º20’31” east;
3) Northerly, through a central angle of 40º36’38”, an arc length of 460.71 feet to which a radial line bears North 88º57’09” West;
4) South 89º54’00” East, 1,058.87 feet;
5) South 00º05’49” West, 432.79 feet to the North sixteenth common to section 21 and 22, thence along the North line of the Southeast quarter (SE1/4) of the Northeast quarter (NE1/4) of said section 21, North 89º04’49” East, 101.23 feet; thence South 04º54’29” West, 178.05 feet; thence North 85º07’27” West, 31.65 feet; thence South 04º54’29” West 137.63 feet; thence South 85º07’37” East, 31.65 feet; thence South 04º54’29” West, 98.89 feet; thence South 45º35’41” West, 440.21 feet to the point of beginning.
Also being described as parcel 1 of that certain record of Survey recorded October 23, 2007 in File 169 as Page 0015.
Development Parcel II:
That portion of the Northwest Quarter (NW 1/4) of the Northwest Quarter (NW 1/4) of Section 22 Township 21 South, Range 61 East, M.D.B. & M., Clark County, Nevada, described as follows:
Parcel One (1) as shown by Map thereof in file 52 of Parcel Maps, Page 41 in the Office of the County Recorder, Clark County, Nevada, and amended by Certificate of Amendment recorded

May 26, 1987 in Book 870526 as Document No. 00396.
Development Parcel III:
A perpetual non-exclusive easement for drainage and incidental purposes over, under, across and upon the South 25 feet (measured at right angles to the South line) of Parcel Two (2) as delineated on that certain Parcel Map on file in file 52 of Parcel maps, Page 41 in the Office of the County Recorder of Clark County, Nevada. Said easement being recorded on July 9, 1987 in Book 870709 as Document No. 00322.
Development Parcel IV:
A perpetual easement for the encroachment of a Masonry Wall as created by the certain document entitled “Perpetual Easement” recorded February 2, 1992 on Book 920211 as Document No. 00134 of Official Records, Clark County, Nevada.

EXHIBIT B
FINANCIAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     1. Guarantor’s Financial Condition. (a) As of the date hereof after giving effect to this Guaranty and, in the case of the DLJ Guarantor, the equity and other commitments of the DLJMB Parties insofar as they relate to the DLJ Guarantor, and throughout the term of the Loan, such Guarantor is and will be solvent and has and will have (i) assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities as determined in accordance with GAAP) and debts, and (ii) property and assets sufficient to satisfy and repay its obligations and liabilities.
     (b) At all times throughout the term of this Guaranty, the Guarantors shall maintain (i) Guarantors Net Worth in excess of $400,000,000.00 in the aggregate, and (ii) a minimum amount of Guarantors Effective Liquidity in excess of $200,000,000.00 in the aggregate. Within one-hundred twenty (120) days following the end of each calendar year, and, upon Lender’s written request, within sixty (60) days following the end of any calendar quarter, each Guarantor shall deliver or cause to be delivered to Lender a complete copy of such Guarantor’s and, in the case of the DLJ Guarantor, the DLJMB Parties’ annual, and, if requested, quarterly financial statements audited by a “Big Four” accounting firm, BDO Seidman LLP, or other independent certified public accountant reasonably acceptable to Lender prepared in accordance with GAAP, including in each case statements of profit and loss and a balance sheet for such Guarantor and the DLJMB Parties, as the case may be, together with a certificate of each Guarantor (which certificate in the case of the Morgans Guarantor shall pertain only to the Morgans Guarantor, and in the case of the DLJ Guarantor shall pertain only to the DLJ Guarantor and the DLJMB Parties) (i) setting forth in reasonable detail such Guarantor’s and each DLJMB Parties’ Net Worth as of the end of the prior calendar year or quarter, as the case may be, based thereon, and then Effective Liquidity, and (ii) certifying that such financial statements are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Guarantor, and, in the case of the DLJ Guarantor, the DLJMB Parties, provided, however, that in the event the DLJ Guarantor, any DLJMB Party or the Morgans Guarantor is not otherwise required to, and does not, cause to be prepared such audited financial statements in the ordinary course of its business, it may deliver the unaudited statements which are delivered to its investors or otherwise prepared in the ordinary course of its business, accompanied by such certification.
     (c) Such Guarantors shall not, and the DLJ Guarantor shall not cause or permit and further represents and covenants that the DLJMB Parties shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing beyond any applicable grace period or following any notice thereof, (i) enter into or effectuate any transaction with any Affiliate of such Guarantors or any of the DLJMB Parties, as the case may be, which would reduce such Guarantors’ or DLJMB Party’s then Net Worth or Effective Liquidity, or (ii) sell, pledge, mortgage or otherwise Transfer to any other Person (including any of its Affiliates) any assets or any interest therein, other than (in the case of either clauses (i) or (ii) of this Section 1(c)) (x) if in the ordinary course of business, consistent with past practice and for reasonably equivalent value, or (y) for reasonably equivalent value.

     (d) As used in this Section 1 and Section 4 below, the following terms shall have the following meanings:
          “Distributable Cash” means, with respect to any Person, and subject to the following proviso, the amount of all capital surplus, retained earnings or net profits of such Person held in the form of cash or cash equivalents (including cash reserves established from undistributed net profits from any prior fiscal period), then freely and lawfully distributable to the holders of all equity interests of such Person as dividends or distributions or in redemption of such equity interests in accordance with all laws and operative agreements, documents or instruments governing the formation and capitalization of such Person, the receipt of which by the holders of such equity interests, if so paid, will not give rise to any liability of the recipient to return or to repay such amounts to such Person, and the payment or distribution of which by such Person to such equity holders (i) will not violate any term or condition of any agreement or instrument to which such Person is subject or by which its properties or assets is bound, and (ii) has been consented to or approved by all other Persons not controlled by the Morgans Guarantor whose consent to or approval of such payment or distribution is required under any of such operative, governing or other agreements, documents or instruments; provided that Lender is given, from time to time, such information as it may reasonably request (including income statements and balance sheets of any such Person that satisfy the requirements for financial statements set forth in Section 1(c) above, together with a certificate of the chief financial officer of the Morgans Guarantor confirming that, to the best of his or her knowledge, the foregoing calculations and financial statements are accurate in all material respects) confirming the foregoing.
          “Effective Liquidity” means, with respect to any Person, as of a given date, the sum of (i) all unrestricted cash and cash equivalents held by such Person and, in the case of the Morgans Guarantor, the Distributable Cash of its direct or indirect wholly-owned subsidiaries, the membership or other equity interests which are not pledged to or otherwise encumbered by any lien, charge or other encumbrance in favor of any Person other than the Morgans Guarantor or Lender; (ii) the aggregate amount of available borrowing of such Person under credit facilities and other lines of credit; and (iii) except as provided in the following sentence, the aggregate maximum amount, if any, of all committed and undrawn or uncalled capital available to such Person (as to any Person its “Available Capital”) under the terms of any partnership, limited liability, statutory business trust, or similar agreement of such Person from any Constituent Member (other than (x) any Constituent Member of another Constituent Member that is publicly traded, and (y) in the case of the DLJ Guarantor, any limited partner of DLJMB HRH Co-Investments, L.P., a DLJMB Party (“Co-Investments LP”)), less, (iv) the aggregate amount of any accrued but unpaid liabilities or obligations of such Person under the facilities or agreements described in the preceding clauses (ii) and (iii), other than (for purposes of this clause (iv)) the principal amount of Indebtedness under any such facilities. In addition, and notwithstanding anything herein to the contrary, the Available Capital of Co-Investments LP for purposes of determining its Effective Liquidity shall equal, as of a given date, either (A) Co-Investments LP’s Available Capital, or (B), if greater, and subject to the following proviso, an aggregate amount not exceeding one hundred fifty (150%) percent of the aggregate Available Capital of the other DLJMB Parties, provided that Lender is given, from time to time, such information as it may reasonably request (including an opinion of counsel to Co-Investments LP in respect of the following clause (y)) to confirm that the limited partners of Co-Investments LP (x) are financially capable of funding such amount, and (y) are and remain obligated to make capital contributions to Co-Investments LP in such aggregate amounts in order to cause the DLJ Guarantor or the DLJMB Parties to pay and perform the Guaranteed Obligations.
          “Guarantors Effective Liquidity” means, with respect to the Guarantors, as of a given date, the sum of the Effective Liquidity of (i) the DLJ Guarantor and, without duplication, each of the DLJMB Parties, and (ii) the Morgans Guarantor.
          “Guarantors Net Worth” means, with respect to the Guarantors, as of a given date, the sum of (i) the Net Assets of the Morgans Guarantor, and (ii) the Net Worth of (x) the DLJ Guarantor and (y), without duplication, each of the DLJMB Parties, including for purposes of this computation, and subject to the following proviso, the Net Worth of any limited partner of Co-Investments LP that shall have entered into an equity commitment letter satisfactory to Lender, for the express benefit of Lender, pursuant to which such limited partner of Co-Investments LP agrees to, and recognizes the rights of Lender in place and instead of the general partner or manager of Co-Investments LP to require such limited partner of Co-Investments LP to, make contributions to Co-Investments LP directly to Lender, in an aggregate amount not exceeding one hundred fifty (150%) percent of the aggregate Net Worth of the DLJMB Parties other than Co-Investments LP, provided that Lender is given, from time to time, such information as it may reasonably request (including an opinion of counsel to Co-Investments LP in respect of the following clause (B)) to confirm (A) the Net Worth of the limited partners of Co-Investments LP, and (B) that they are and remain obligated to make capital contributions to Co-Investments LP in such aggregate amounts in order to cause the DLJ Guarantor or the DLJMB Parties to pay and perform the Guaranteed Obligations.
          “Net Assets” means, with respect to the Morgans Guarantor only, as of a given date, an amount equal to the aggregate fair market value of the Morgans Guarantor’s assets and properties (i) as reasonably determined by Lender in good faith applying such customary and reasonable market factors as Lender shall then apply to similar assets and properties, or (ii) at the election of the Morgans Guarantor, as determined by appraisals prepared by an independent MAI real estate “state certified general appraiser” (as defined under regulations or guidelines issued pursuant the Financial Institutions Reform Recovery Enforcement Act of 1989, 12 U.S.C. 1811 et. Seq., as amended) selected by the Morgans Guarantor and approved by Lender (which approval shall not be unreasonably withheld, delayed, or conditioned) at the Morgans Guarantor’s sole cost and expense and not more than ninety (90) days prior to such date, minus the amount of all Indebtedness of the Morgans Guarantor and its consolidated subsidiaries as of such date, but in no event shall such amount be less than zero.

          “Net Worth” shall mean, with respect to any Person as of a given date, (i) such Person’s total assets as of such date, less (ii) such Person’s total liabilities as of such date, in each case, as they would be reflected in a balance sheet prepared in accordance with GAAP.
     2. Financial and Other Information; Dividends and Distributions. Each Guarantor with respect to (i) itself, severally and not jointly, and (ii) in the case of the DLJ Guarantor, the DLJMB Parties, represents, warrants and covenants to Lender during the term of the Loan that:
     (a) all financial data and other financial information that, as of any applicable date, has been delivered to Lender with respect to such Guarantor, and in the case of the DLJ Guarantor, the DLJMB Parties (i) is true, complete and correct in all material respects as of the dates of such reports, (ii) accurately represent, in all material respects, the financial condition of such Guarantor and the DLJMB Parties as of the date of such reports, and (iii) has been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein; and
     (b) except for the payment of employee salaries and benefits and other administrative expenses and dividends or other distributions in the ordinary course of business consistent with past practice, or with Lender’s prior written consent exercised in its sole discretion, it shall not sell, pledge, mortgage or otherwise transfer any of its material assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction for fair consideration, or, with respect to any such transactions between or among the DLJMB Parties and any of their respective affiliates, on terms materially less favorable to such DLJMB Parties than would be obtained in comparable transactions with Persons who are not affiliates.
     3. Confidentiality; Cooperation. Lender agrees to treat all financial statements and other financial information of any Guarantor and the DLJMB Parties that are not publicly available, confidentially, provided that, each Guarantor recognizes that Lender shall, and hereby authorizes Lender to, include such financial information or extracts therefrom in any Disclosure Documents or similar disclosure with respect to any syndication of the Loan, so long as in each case the affected Guarantor shall have the right, prior to their dissemination, to review and approve any such Disclosure Documents or similar documents (such approval not to be unreasonably withheld, delayed or conditioned) and the recipients of any such Disclosure Documents are subject to customary obligations to preserve the confidentiality of such information, to the extent applicable to such syndication. In connection therewith and with respect to all such financial information, each Guarantor shall cooperate with and indemnify and hold harmless Lender to the same extent provided in Section 9.3 of the Loan Agreement as if it were a party thereto and each reference to “Borrowers” therein were instead a reference to such Guarantor.
     4. Substitute Guarantors. If at any time, subject to all of the terms and conditions of the Loan Agreement and all of the other Loan Documents,  a Guarantor shall seek to be released from its obligations under this Guaranty and substitute any replacement guarantor for the Guaranteed Obligations following any Transfer of an interest (direct or indirect) in HR Holdings, any Guarantor Transfer or otherwise (any such replacement guarantor permitted under the Loan Documents or otherwise consented to by Lender, being referred to herein as a “Substitute Guarantor”), then, so long as (a) the aggregate Net Worth (determined, in the case of

Guarantors, as provided in the definition of “Guarantors Net Worth” above) of all Persons providing this Guaranty, including any Substitute Guarantor, shall equal $400,000,000.00 or more, and the aggregate Effective Liquidity (determined, in the case of Guarantors, as provided in the definitions of “Effective Liquidity” and “Guarantors Effective Liquidity” above) of all such Persons shall equal $200,000,000.00 or more, and (b) at least one of the Persons providing this Guaranty is a Qualified Real Estate Guarantor, (i) the requirements of the first sentence of Section 1(b) above shall be modified such that, as to each Person providing this Guaranty pursuant to the Loan Agreement, including any Substitute Guarantor, at all times that such Guaranty shall be required to be outstanding in accordance with the Loan Agreement, (x) such Person’s Net Worth (or in the event that the Morgans Guarantor shall remain a guarantor hereunder at such time, as to the Morgans Guarantor only, its Net Assets, and in the event that the DLJ Guarantor shall remain a guarantor hereunder at such time, the Net Worth of the DLJ Guarantor and the DLJMB Parties calculated in accordance with clause (ii) of the definition of “Guarantors Net Worth” above) shall equal $200,000,000.00 or more (or in the event that the Morgans Guarantor or any transferee, including an Affiliate of such transferee of the Morgan Guarantor’s interests in HR Holdings (collectively, a “Morgans Transferee”) shall remain or become a guarantor of the Loan at such time, as to the Morgans Guarantor and any Morgans Transferee only, the product of $400,000,000.00 and such Person’s then percentage interest (directly or indirectly) in all profits and losses of HR Holdings), and (y) such Person’s Effective Liquidity shall equal $100,000,000.00 or more (or in the event that the Morgans Guarantor or any Morgans Transferee shall remain or become a guarantor of the Loan at such time, as to the Morgans Guarantor and any Morgan Transferee only, the product of $200,000,000.00 and such Person’s then percentage interest (directly or indirectly) in all profits and losses of HR Holdings), and (ii) the provisions of this Exhibit B with respect to financial reporting, financial condition, transactions, dividends and distributions, confidentiality and cooperation shall apply to all such Persons.
     5. Conflicts. Nothing in this Exhibit B shall be read in any manner or construed or deemed to alter, modify, amend or waive any term or condition of any Loan Document, except to the extent this Exhibit B is expressly incorporated by reference therein, including by Section 7.1 of this Guaranty. In the event of any conflicts between the terms and conditions hereof and the terms and conditions of any other Loan Document, the terms and conditions of the other Loan Documents shall control and be binding in all respects.